Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-188121) and the Registration Statement on Form S-8 (File No. 333-193052) of Global Eagle Entertainment, Inc. (formerly known as Global Eagle Acquisition Corp) of our report dated March 15, 2013, except for note 20, as to which the date is August 8, 2013, with respect to the financial statements of Row 44, Inc. as of December 31, 2012 and for each of the two years in the period ended December 31, 2012. Our report relating to the financial statements for each of the two years in the period ended December 31, 2012 contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Rose, Snyder & Jacobs LLP

Encino, California

March 25, 2014